Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150
FOR IMMEDIATE RELEASE
RICHARD L. JOHNSON NAMED PRESIDENT OF D3 TECHNOLOGIES INC.,
A SUBSIDIARY OF LMI AEROSPACE, INC.
     ST. LOUIS, October 21, 2010 — LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today announced the appointment of Richard L. Johnson as President of D3 Technologies Inc. (“D3”), a wholly owned subsidiary of LMI Aerospace, Inc. (“LMI”), effective as of November 1, 2010.
     Mr. Johnson, age 60, has served in various executive and managerial positions with Gulfstream Aerospace Corporation. In 1997 he was appointed Vice President, Chief Engineer; in 2003, Vice President, Engineering; and in 2009, Vice President, Chief Scientist. During peak periods Mr. Johnson was responsible for approximately 1,050 engineers, working on new product development, sustaining engineering on existing products, and providing service engineering support for legacy products. Major programs included the G350/450, G500/550 and G650. His most recent responsibilities included directing advancements in design, materials, systems and cockpit technologies. Mr. Johnson has a BS in Aerospace Engineering from the University of Cincinnati.
     “Dick is a great addition to the D3 and LMI team,” said Ron Saks, Chief Executive Officer of LMI. “As LMI increases its focus on providing integrated design and build services to our customers, and D3 continues to grow its legacy engineering

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LMI Aerospace Announces
Johnson To Lead D3 Technologies

services business, Dick’s technical expertise along with his experience in engineering operations and management, especially the project management of large, complex programs, will allow D3 and LMI to strengthen their position in the aerospace market.”
     Ryan Bogan, D3’s current President and Chief Executive Officer, shall continue in his capacity of Chief Executive Officer of D3. Mr. Bogan will transition the responsibility for D3’s day-to-day operations to Mr. Johnson and, as of January 1, 2011, he will take a sabbatical for approximately one year to complete his Masters of Business Administration degree. During his sabbatical, Mr. Bogan will continue to provide consultation on key policy, strategic and management decisions to Mr. Johnson, but the Company intends that Mr. Johnson will have responsibility for the operations of D3 and will report directly to Mr. Saks. Additionally, Mr. Bogan will continue to consult with Mr. Saks and the LMI Board of Directors on matters of significant importance to D3 and LMI.
     “Dick and Ryan are committed to working closely together to ensure a seamless transition of D3’s day-to day management and will collaborate on our strategic initiatives to grow D3 organically and through acquisitions. As President of D3, Dick will be instrumental to the implementation of the Company’s strategic plan to expand its design/build capabilities and support research and development efforts while Ryan will provide assistance with D3’s overall strategic issues,” said Mr. Saks. “The Company believes that investing in Ryan’s education will enhance his leadership and management skills, better equipping LMI to grow its business and meet future challenges.”
     LMI Aerospace, Inc. is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries. Through its Aerostructures segment, the company primarily fabricates, machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, for large commercial, corporate and military aircraft. It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1

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LMI Aerospace Announces
Johnson To Lead D3 Technologies

aerospace suppliers. Through its Engineering Services segment, operated by its D3 Technologies Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.
     This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2010 and beyond, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, and any risk factors set forth in our other subsequent filings with the Securities and Exchange Commission.

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